UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 11, 2016

Penske Automotive Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-648-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

Offering Announcement

On May 11, 2016, we announced that we intend to offer $500 million aggregate principal amount of fixed rate senior subordinated notes due 2026 for sale pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The press release relating to this offering is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The preliminary prospectus supplement for the Offering discloses our recent additional investment in our Premier Truck Group subsidiary. In November 2014, we acquired a controlling interest (91%) in a heavy and medium duty truck dealership group located primarily in Texas and Oklahoma, which we renamed Premier Truck Group (“PTG”). Prior to the November 2014 transaction, we held a 32% interest in PTG and accounted for this investment under the equity method. During 2015, we acquired an additional 5% of PTG bringing our total ownership interest to 96%. We recently acquired the remaining 4% of PTG, which is now a wholly owned subsidiary. As of March 31, 2016, PTG operates fourteen locations, including ten full-service dealerships offering primarily Freightliner and Western Star branded trucks.

The preliminary prospectus supplement also updated our disclosure related to Penske Truck Leasing Co., L.P., a leading provider of transportation and supply chain services (“PTL”). We currently hold a 9.0% ownership interest in PTL. PTL operates and maintains more than 220,000 vehicles and serves customers in North America, South America, Europe, Australia and Asia and is one of the largest purchasers of commercial trucks in North America. Product lines include full-service truck leasing, contract maintenance, commercial and consumer truck rentals, used truck sales, transportation and warehousing management and supply chain management solutions. In March 2015, Mitsui & Co. (“Mitsui”) purchased a 20.0% ownership interest in PTL from GE Capital. PTL is currently owned 41.1% by Penske Corporation, 9.0% by us, 29.9% by GE Capital and 20.0% by Mitsui. We account for our investment in PTL under the equity method, and we therefore record our share of PTL’s earnings on our statements of income under the caption “Equity in earnings of affiliates,” which also includes the results of our other investments.

Consistent with our business strategy, we from time to time engage in discussions with potential sellers regarding the possible purchase by us of assets that are strategic and complementary to our existing operations. Our management has at times discussed with GE Capital the possibility that we may purchase GE Capital’s remaining 29.9% limited partnership interest in PTL. While we continue to consider such an acquisition, there is no assurance that an agreement will be reached or that a closing will occur.  Entering into any such agreement would be subject to approval by our Board of Directors, market conditions, financing, agreement among the partners of PTL, and other customary conditions.

Based on previous discussions, we estimate the transaction value for the purchase of GE Capital’s remaining interest in PTL could be approximately $1.0 billion. The terms of any transaction, if it occurred, could be different.  In order to fund any such acquisition we would consider financing that would include some combination of debt and equity. The availability and composition of any financings is uncertain and subject to approval by our Board of Directors, market conditions, and other customary conditions.

As of and for the year ended December 31, 2015, PTL maintained a fleet of $8.2 billion of revenue earning vehicles and generated $6.1 billion of revenue and $2.1 billion of earnings before interest, taxes, depreciation and amortization. During 2015, we recorded $32.2 million as our equity in the earnings of PTL and received $13.8 million in cash distributions. For a description of PTL, see Item 1. Business – Penske Truck Leasing in our Form 10-K for the year ended December 31, 2015.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

May 11, 2016	By:	/s/ Shane M. Spradlin

Name: Shane M. Spradlin
Title: Executive Vice President

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release.